Exhibit 24

POWER OF ATTORNEY

WHEREAS, Public Service Company of Colorado, a Colorado corporation (the “Company”), is about to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, a registration statement and/or post-effective amendments which may consist of one or more registration statements on Form S-3 relating to the issuance and sale from time to time of up to $800 million principal amount of debt securities; and

WHEREAS, each of the undersigned holds the office or offices in the Company herein below set forth below his/her name, respectively.

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Benjamin G.S. Fowke III and Richard C. Kelly and each of them individually, his/her attorney, with full power to act for him/her and in his/her name, place and stead, to sign his/her name in the capacity or capacities set forth below to one or more registration statements on Form S-3 (or any other appropriate form) or post-effective amendments to registration statements on Form S-3, relating to the issuance and sale of up to $800 million principal amount of debt securities and to any and all amendments and supplements (including post-effective amendments) to such registration statements, and hereby ratifies and confirms all that said attorney may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 9th day of January, 2009.

Tim E. Taylor	Richard C. Kelly
President, Chief Executive Officer	Chairman and Director
and Director
(Principal Executive Officer)

/s/ Tim E. Taylor	/s/ Richard C. Kelly

Benjamin G.S. Fowke III	Teresa S. Madden
Vice President and Chief Financial Officer	Vice President and Controller
and Director	(Principal Accounting Officer)
(Principal Financial Officer)

/s/ Benjamin G.S. Fowke III	/s/ Teresa S. Madden